Exhibit – 99.2

News Release

FOR IMMEDIATE RELEASE CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com

SYMANTEC ANNOUNCES TWO-FOR-ONE STOCK SPLIT

CUPERTINO, Calif. – Oct. 22, 2003 – Symantec Corp. (Nasdaq: SYMC), the world leader in Internet security, today announced that its Board of Directors has approved a two-for-one stock split, to be effected in the form of a stock dividend. The company will discuss the split in more detail during today’s scheduled conference call to report fiscal second quarter 2004 earnings results.

Shareowners of record at the close of business on Nov. 5, 2003 will be issued one additional share of common stock for each share owned as of that date. The company anticipates that the additional shares resulting from the split will be issued in book-entry form on or about Nov. 19, 2003. Shareowners will be entitled to receive physical stock certificates upon request. The stock split will increase the number of total shares outstanding from approximately 154 million shares to approximately 308 million shares.

Conference Call

Symantec has scheduled a conference call for 5 p.m. EDT/2 p.m. PDT today to discuss its fiscal second quarter 2004 earnings as well as the stock split. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest/index.html. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and the script of our officers’ remarks will be available on the investor relations home page shortly after the call is completed.

About Symantec

Symantec, the world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to individuals, enterprises and service providers. The company is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Symantec’s Norton brand of consumer security products is a leader in worldwide retail sales and industry awards. Headquartered in Cupertino, Calif., Symantec has worldwide operations in 36 countries. For more information, please visit www.symantec.com.

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Symantec Announces Two-For-One Stock Split

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